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                                                                 EXHIBIT 3a(iii)

                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                        BELL ATLANTIC - DELAWARE, INC.



     Bell Atlantic - Delaware, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify that the amendment to the Corporation's Restated Certificate of Incorporation set forth in the following resolution, approved by the Corporation's Board of Directors and Sole Stockholder, was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

        RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by changing Article First thereof so that, as amended, the Article shall be and read as follows:


        "FIRST:  The name of the Corporation is Verizon Delaware Inc."


     This Certificate of Amendment of the Restated Certificate of Incorporation shall be effective on August 1, 2000.


                        BELL ATLANTIC  - DELAWARE, INC.



                        By: /s/ David A. Hill
                           --------------------------------------
                                David A. Hill
                                Vice President and General Counsel



Dated:  June 30, 2000